FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
July 2, 2014		President and CEO
Peoples Bancorp Inc.
Chuck.Sulerzyski@pebo.com
(740) 374-6163

PEOPLES BANCORP INC. ELECTS NEW BOARD MEMBER
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Marietta, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announced today that David F. Dierker has joined its Board of Directors. He also joins the Board of Directors of the company’s main subsidiary, Peoples Bank, National Association. Mr. Dierker, 56, is the former Chief Administrative Officer of SunTrust Banks, Inc. ("SunTrust"), a $175 billion financial services company headquartered in Atlanta, Georgia. He retired from SunTrust in 2013.
“We are delighted to have Dave join our board,” said Richard Ferguson, Peoples’ Chairman. “His knowledge and experience from over 30 years in banking will be of tremendous value to us.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Dierker’s election. “Dave has successfully grappled with the more difficult issues and challenges facing our industry today, including regulatory reform, enterprise risk management, expense control, revenue growth, vendor management, information security and cyber threats. Peoples will benefit greatly from Dave’s insight and perspective in those areas. I’m thrilled to have him join us.”
Dierker served as Chief Administrative Officer of SunTrust from 1996-2013, where he reported to the Chief Executive Officer and directed a variety of corporate functions, including human resources, internal audit, business strategy, supplier management, corporate real estate, regulatory reform and corporate communications. A graduate of The Ohio State University, he began his career in 1980 with Bank One Corporation, where he worked in a variety of roles over 15 years in the Columbus and Cincinnati markets. Dierker also has experience running a community bank, having served as Chief Executive Officer and President of Continental Bank of New Jersey, a $200 million bank located in Mt. Laurel, New Jersey, during the 1990s.
Peoples Bancorp Inc. is a diversified financial services holding company with $2.1 billion in total assets, 50 sales offices and 50 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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